Exhibit 99.1

NET Serviços de Comunicação S.A.
Corporate Taxpayer’s ID. (CNPJ/MF):
00.108.786/0001-65
Company Registry No. (NIRE):
35.300.177.240
Publicly-Held Company
Rua Verbo Divino nº 1.356 - 1º andar, São Paulo-SP

MATERIAL FACT

Net Serviços de Comunicação S.A. (“NET” or “Company”), pursuant to paragraph 4 of article 157 of Law 6,404/76, and Rule 358/02 of the Securities and Exchange Commission of Brazil (“CVM”), hereby announces to its shareholders and the general public, continuing the Material Fact notices of June 6 and 8, 2012, that it received a letter signed by shareholders representing more than 10% of the Company’s outstanding shares requesting the calling of an Extraordinary Shareholders’ Meeting to deliberate on a fresh valuation of the Company’s shares within the ambit of the unified public tender offer for the acquisition of all the common and preferred shares issued by NET, including the shares underlying the American Depositary Shares and those traded on the LATIBEX, to be made jointly by Embratel Participações S.A. and its subsidiaries, Empresa Brasileira de Telecomunicações S.A. – EMBRATEL and GB Empreendimentos e Participações S.A.

NET informs that the letter has been forwarded to the Board of Directors, which has the powers to call said Extraordinary Shareholders’ Meeting, to take the relevant measures.

São Paulo, June 21, 2012.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

José Antônio Guaraldi Félix

CEO and IRO